Exhibit 10.2

AMENDMENT TO AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT, dated as of November 21, 2011 (the “Amendment”), by and between Senior Housing Properties Trust, a Maryland real estate investment trust (the “Company”) and  Reit Management & Research LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company and the Manager are parties to an Amended and Restated Business Management Agreement, dated as of October 26, 2011 (the “Business Management Agreement”), and Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy are parties to the Business Management Agreement solely with respect to certain non-competition covenants in Section 16 thereof; and

WHEREAS, the Company and the Manager wish to amend certain provisions, other than Section 16, of the Business Management Agreement as further provided in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.                                       The first sentence of Section 12(a) of the Business Management Agreement is hereby replaced in its entirety to read as follows:

Subject to the Company’s Declaration of Trust and Bylaws, the Company hereby agrees with the Manager that if the Company or any of its subsidiaries determines to offer, directly or indirectly, for sale or long term ground lease (each a “Sale”) any real property that, at such time, is of a type within a principal investment focus of another real estate investment trust to which the Manager at such time provides business management or property management services (such other company, a “RMR Managed Company”), then prior to offering such real property for Sale to any other person, the Company shall provide notice of such proposed Sale to such RMR Managed Company, describing such proposed Sale in sufficient detail (including expected pricing, payment or lease terms, closing date and other material terms) and offering such RMR Managed Company the right to purchase or lease such real property, and shall negotiate in good faith with such RMR Managed Company for such purchase or lease.

2.                                       The first sentence of Section 17 of the Business Management Agreement is hereby replaced in its entirety to read as follows:

This Agreement shall continue in force and effect until December 31, 2011, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company or the Manager before the end of the term.

3.                                       This Amendment shall be effective as of the day and year first written above.  Except as amended hereby, and as so amended, the Business Management Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.                                       The provisions of this Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

5.                                       This Amendment may be executed in separate counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Amended and Restated Business Management Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

SENIOR HOUSING PROPERTIES TRUST

By:	/s/ David J. Hegarty
Name: David J. Hegarty
Title: President & Chief Operating Officer

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: President